UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 26, 2012

SEMGROUP CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-34736	20-3533152
(Commission File Number)	(IRS Employer Identification No.)

Two Warren Place
6120 S. Yale Avenue, Suite 700
Tulsa, OK 74136-4216
(Address of Principal Executive Offices) (Zip Code)
(918) 524-8100
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
As previously disclosed, on June 17, 2011, SemGroup Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with certain subsidiaries of the Company, as guarantors (the “Guarantors”), the lenders party thereto (the “Lenders”), and The Royal Bank of Scotland plc, as administrative agent and collateral agent for the lenders (the “Agent”). On September 26, 2012, the Company entered into a Fifth Amendment to the Credit Agreement (the “Amendment”) with the Guarantors, the Lenders, and the Agent, which amended the Credit Agreement to (i) permit additional investments of up to $332 million in various pipeline projects, (ii) permit additional investments not otherwise permitted in an aggregate amount not to exceed the greater of (a) $100 million and (b) 10% of Consolidated Net Tangible Assets (as defined) plus any return of capital actually received by the Company in respect of certain investments previously made by the Company, (iii) include a negative pledge on White Cliffs Pipeline, L.L.C., (iv) with respect to master limited partnership drop-downs, remove the requirement of delivery of a fairness opinion and remove all limitations related to percentages of assets, and (v) permit other restricted payments not to exceed the Company’s Available Cash (as defined) so long as there is no default or event of default existing either immediately before or after giving effect to such restricted payment and after giving effect to such restricted payment, the Leverage Ratio (as defined) shall not be in excess of 4:00 to 1:00.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the Amendment to the Credit Agreement in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 3.03. Material Modification to Rights of Security Holders.

The discussion of the Amendment to the Credit Agreement in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMGROUP CORPORATION

Date: October 2, 2012
By:     /s/ Robert N. Fitzgerald
Robert N. Fitzgerald
Senior Vice President and
Chief Financial Officer

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